Exhibit 107
Calculation of Filing Fee Table
(1)
424(b)(5)
(Form Type)
Evergy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, without par value	Rule 457(o) (2)	—	—	$1,200,000,000	0.00015310	$183,720	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,200,000,000	—	$183,720	—	—	—	—

	Total Fees Previously Paid						—	—	—	—	—	—

	Total Fee Offsets						—	—	—	—	—	—

	Net Fee Due						—	$183,720	—	—	—	—

(1)
This “Calculation of Filing Fee Table” shall be deemed to update the “Registration fee” in Item 14. Other Expenses of Issuance and Distribution in the Registration Statement on Form
S-3,
File
No. 333-281614,
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, or the “Act.” The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	Calculated in accordance with Rule 457(o) under the Act, based on the proposed maximum aggregate offering price, and Rule 457(r) under the Act.